Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement on Form S-8 of IPC Holdings, Ltd. of our report dated February 3, 2003, relating to the consolidated balance sheet of IPC Holdings, Ltd. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2002 and the related schedules, which report is incorporated by reference in the December 31, 2002 annual report on Form 10-K of IPC Holdings, Ltd.

               /s/ KPMG

Chartered Accountants
Hamilton, Bermuda
March 18, 2003